Exhibit 16.1

February 23, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read paragraphs (b), (c) and (d) of Item 4 included in the Form 8-K dated February 23, 2004 of Rogers International Raw Materials Fund, L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ VORISEK & COMPANY, LLC